Exhibit 23


CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of C&D TECHNOLOGIES, INC. and subsidiaries (the "Company") on Forms S-8
(Registration  Nos.  33-31978,  33-71390,  33-86672,  333-17979  and  333-38891,
333-59177) and Form S-3 (Registration No. 333-38893) of our reports dated March 8, 1999 on our audits of the consolidated financial statements and financial statement schedule of the Company as of January 31, 1999 and January 31, 1998, and for the three years in the period ended January 31, 1999, which reports are included in this Annual Report on Form 10-K.







/s/ PricewaterhouseCoopers LLP
------------------------------





PricewaterhouseCoopers LLP

Philadelphia, PA
April 29, 1999




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